Exhibit 4.2

Elephant Talk Communications CORP.

3600 NW 138th Street, Ste. 102

Oklahoma City, OK 73114

November 17, 2014

Saffelberg Investments NV

[————]

Re:	Conversion of 10% Convertible Note due August 28, 2015

Dear Mr. Sluys:

Reference is hereby made to (a) that certain 10% Convertible Note due August 28, 2015, issued by Elephant Talk Communications Corp., a Delaware corporation (the “Company”) to Saffelberg Investments NV (the “Holder”) on August 28, 2013 (the “Note”), pursuant to which the Company borrowed from the Holder a principal amount of €4,000,000 at an interest rate of 10% per annum, and (b) that certain Common Stock Purchase Warrant No. Z2, issued by the Company to the Holder on August 28, 2013 in connection with the issuance of the Note (the “Z2 Warrant”), pursuant to which the Holder is entitled to purchase 2,000,000 shares of the Company’s common stock, par value $0.00001 (“Common Stock”), as further described in the Z2 Warrant and subject to the terms and conditions thereof. Unless otherwise provided herein, capitalized terms used in this letter agreement (this “Conversion Agreement”) but not defined shall have the meanings ascribed to them in the Note.

Pursuant to the Note, the Outstanding Balance thereof is payable in cash or convertible, in whole or in part, at the option of the Holder, into a number of shares of Common Stock equal to the quotient of the Outstanding Balance divided by the Conversion Price, as further described in the Note and subject to the terms and conditions thereof. As we have discussed, notwithstanding the terms of the Note, in consideration and full satisfaction of all of the Company’s obligations under the Note and in accordance with, and subject to, the additional terms and conditions set forth herein, the Holder and the Company have agreed to the following:

A. The Company shall repay fifty percent of the Outstanding Balance of the Note (the “Payoff”) as follows:

Principal Amount:	€2,000,000.00
Interest per November 17, 2014	€ 498,849.32
Total to be paid	€2,498,849.32

The Payoff may be wired to the following account:

Bank Name:

Account number:

B. The Holder shall convert fifty percent of the Outstanding Principal (which represents an amount of €2,000,000.00) of the Note into 2,817,993 shares of the Company’s Common Stock (the “Conversion Shares”).

Therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby acknowledge and agree as follows:

1.          The parties acknowledge and agree that the Holder’s receipt of the Payoff and the issuance of the Conversion Shares and the Z2/A Warrant (as defined below) shall irrevocably and fully satisfy and discharge, and the Holder forever releases the Company from, all of the Company’s obligations and liabilities to the Holder under the Note and that, immediately upon the Holder’s receipt of the Payoff and the receipt of the Conversion Shares, the Note and all obligations set forth therein (including any notice obligations) and herein shall be deemed repaid in full and the Note is hereby deemed of no further force or effect, whether or not the original of the Note has been delivered to the Company for cancellation. For the avoidance of doubt, the Z2 Warrant shall remain outstanding and unchanged, except (a) all references to the “Convertible Note” shall be references to this “Conversion Agreement,” and (b) all references to “Section 6 of the Convertible Note” shall be references to “Section 4 of this Conversion Agreement.”

2.          In connection with the Payoff and the issuance of the Conversion Shares, concurrent with, and subject to, the execution of this Conversion Agreement, the Company and the Holder have agreed that the Company shall issue to the Holder a warrant to purchase 1,000,000 restricted shares of Common Stock in the form and substance attached hereto as Exhibit A (the “Z2/A Warrant”).

3.          The Company hereby represents, warrants and covenants to the Holder, which representations and warranties are made as of the date of this Conversion Agreement, that:

(a)          Authorization. The Company has all requisite corporate power and authority to execute and deliver this Conversion Agreement, to issue the Conversion Shares hereunder, and to carry out and perform its obligations hereunder. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Conversion Agreement by the Company, has been taken. This Conversion Agreement, when executed and delivered by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)          Valid Issuance of Common Stock. The Conversion Shares will be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except for encumbrances or restrictions arising under federal or state securities laws.

4.          The Holder hereby represents, warrants and covenants to the Company, which representations and warranties are made as of the date of this Conversion Agreement, that:

(a)          Authorization. The Holder has full power and authority to enter into this Conversion Agreement. This Conversion Agreement, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)          Purchase Entirely for Own Account. This Conversion Agreement is made with the Holder in reliance upon the Holder’s representation to the Company, which by the Holder’s execution of this Conversion Agreement, the Holder hereby confirms, that the Conversion Shares are being acquired, and any Common Stock that may be acquired by the Holder pursuant to the Z2/A Warrant will be acquired, for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Conversion Agreement, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any shares of Common Stock.

(c)          Restricted Common Stock. The Holder understands that the Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the shares of Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Holder must hold the shares of Common Stock indefinitely unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the shares of Common Stock for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Common Stock, and on requirements relating to the Company which are outside of the Holder’s control and which the Company is under no obligation and may not be able to satisfy.

(d)          Legends. The Holder understands that the shares of Common Stock, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)         Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(e)          Accredited Investor. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f)          Investment Experience. The Holder understands that the purchase of the shares of Common Stock involves substantial risk. The Holder has a pre-existing personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

(g)          No General Solicitation. Neither the Holder, nor any of its officers, employees, agents, directors, stockholders or partners, has engaged the services of a broker, investment banker or finder to contact any potential investor. The Holder and its officers, employees, agents, directors, stockholders or partners, have not agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. The Holder acknowledges that it is not acquiring the Common Stock pursuant to any general solicitation and that the Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Common Stock; or (ii) attend any seminar, meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising regarding the Common Stock.

(h)          Compliance with Listing Standards. The Holder acknowledges and agrees that the Company has disclosed matters relating to certain compliance issues with the NYSE MKT LLC, as described in the Company’s Current Report on Form 8-K filed by the Company on June 17, 2013, with the SEC. The Holder further acknowledges and agrees that the Company shall have no liability to the Holder with respect to such matters, and such matters shall in no way be deemed to limit or affect the rights and obligations of the parties under this Conversion Agreement.

(i)          Acknowledgment. The Holder (i) has been informed that the Company or its agents may currently possess, and later may come into possession of, material non-public information not known to the Holder (the “Information”) and that may be material to a decision to enter into this Conversion Agreement and the Z2/A Warrant and to consummate the transactions contemplated hereby and thereby, including, without limitation, the Payoff, and the issuance of the Conversion Shares and the Z2/A Warrant (the “Transactions”), and the Holder has determined to enter into the Transactions notwithstanding its lack of knowledge of the Information; (ii) agrees that the Company shall not have any liability whatsoever to the Holder with respect to the nondisclosure of the Information in connection with the entry into the Transactions; (iii) irrevocably waives and releases all claims which the Holder might otherwise have with respect to the nondisclosure of the Information in connection with the Conversion Agreement, whether before or after the date hereof; (iv) represents that it is experienced, sophisticated and knowledgeable in the trading of the securities and other instruments of private and public companies and understands the potential disadvantage to which it is subject on account of the disparity of the access to, and possession of, the Information between the Company and the Holder; (v) represents that it is experienced, sophisticated and knowledgeable with respect to the purchase and sale of securities and instruments of the Company, such as the Note, this Conversion Agreement and the Z2/A Warrant, and has independently and without reliance upon the Company, and based upon such information as it has deemed appropriate, made its own analysis and decision to enter into the Conversion Agreement; and (vi) represents, by reason of, among other things, its business and financial experience, that it is capable of evaluating the merits and risks of the Conversion Agreement and of protecting its own interests in connection with the Conversion Agreement.

5.          Any provision of this Conversion Agreement may be amended if, and only if, such amendment is in writing and signed by each of the Company and the Holder. No failure on the part of any party to exercise any power, right, privilege or remedy under this Conversion Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Conversion Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.          The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In the event that any provision hereof shall be interpreted to violate or conflict with any provision of any other agreement to which the Company is party or any rule or regulation to which the Company is subject, the Company and the Holder shall cooperate in good faith to renegotiate such provision in order to make such changes as may be reasonably required to reflect the mutual intent of the parties as memorialized in this Conversion Agreement, without such violation or conflict, and whereby the economic terms will be comparable.

7.          This Conversion Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Company and the Holder.

8.          The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Conversion Agreement.

9.          This Conversion Agreement may be executed in separate counterparts. Each such counterpart shall be deemed to be an original, but all of which together shall constitute one and the same document. Executed counterparts to this Conversion Agreement transmitted by facsimile or by electronic transmission of portable document format (PDF) files or tagged image file format (TIF) files shall be deemed to be original signatures for all purposes.

10.         This Conversion Agreement and all matters arising directly and indirectly herefrom (the “Covered Matters”), shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between parties in New York. The Company irrevocably submits to the personal jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process on the Company in connection with any such suit, action or proceeding may be served on the Company anywhere in the world by the same methods as are specified for the giving of notices under this Conversion Agreement. The Company irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

11.         Each party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, assignments, instruments, and documents as the other party reasonably may request from time to time for the purpose of carrying out the purposes and intent of this Conversion Agreement.

12.   All notices and other communications given or made pursuant to this Conversion Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Holder at [•] email: [•], or at such other place as may be designated by the Holder in writing to the Company, and to the Company at 3600 NW 138th Street, Ste. 102 Oklahoma City, OK 73114, Attention: Alex Vermeulen, General Counsel, e-mail: Alex.Vermeulen@elephanttalk.com, facsimile: :+31.20.653.3846, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 12. If notice is given to the Company, a copy, which itself shall not constitute notice, shall also be sent to Lowenstein Sandler LLP, 1251 Avenue of the Americas, 17th Floor, New York, NY 10020, Attention: Steven E. Siesser, Esq.

[Signature page to follow]

Please confirm your consent to the terms of this Conversion Agreement by executing the enclosed copy and returning it to us at your earliest convenience.

Very truly yours,

ELEPHANT TALK COMMUNICATIONS CORP.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

SAFFELBERG INVESTMENTS NV

By:
Name:
Title:

Dated: November ___, 2014

[Signature Page to Conversion Agreement]

Exhibit A

Common Stock Purchase Warrant Z2/A

[See Attached]